UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2020

SESEN BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36296	26-2025616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1800 Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 444-8550
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SESN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                 ☒

Explanatory Note

On February 24, 2020, Sesen Bio, Inc. (“Company”) filed a Form 8-K (“Original Report”) reporting the appointment of Carrie Bourdow and Jason Keyes as members of the Company’s Board of Directors (“Board”) and the resignation of Wendy L. Dixon as a member of the Board. This Amendment No. 1 to the Original Report corrects a scrivener’s error regarding the effective date of Dr. Dixon’s resignation and the appointment of Ms. Bourdow and Mr. Keyes to the Board. Item 5.02 of the Original Report is hereby amended to read as follows:

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

Wendy L. Dixon, Ph.D. resigned from the Board as a Class II director effective 6:00 am EST on February 24, 2020. Dr. Dixon’s retirement from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

New Director Appointments

On February 24, 2020, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Carrie Bourdow and Jason Keyes to fill vacancies on the Board. The election was effective as of February 24, 2020.

Ms. Bourdow was designated as a Class I member of the Board to serve until the 2021 annual meeting of the stockholders of the Company and thereafter until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. Ms. Bourdow has been appointed as a member of the Nominating and Corporate Governance Committee of the Board.

Mr. Keyes was designated as a Class II member of the Board to serve until the 2022 annual meeting of the stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Keyes has been appointed as a member of the Audit Committee of the Board.

There are no arrangements or understandings between Ms. Bourdow or Mr. Keyes, and any other person pursuant to which she or he was elected as a director. There are no transactions in which Ms. Bourdow or Mr. Keyes has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Ms. Bourdow and Mr. Keyes will be compensated in the same manner as the Company’s other non-employee directors.

Currently, the Company's non-employee directors are compensated for their services on the Board as follows:

Compensation
Annual Board Cash Retainer	$40,000
Additional Retainer for Non-Executive Chair of the Board	$30,000
Additional Retainers for Committee Chairs
• Audit	$15,000
• Compensation	$10,000
• Nominating and Corporate Governance	$8,000
Additional Retainers for Committee Members
• Audit	$7,500
• Compensation	$5,000
• Nominating and Corporate Governance	$4,000
Annual Equity Award (non-employee directors)	59,000 shares of common stock
Initial Equity Award (non-employee directors)	118,000 shares of common stock

The stock options granted to the Company's non-employee directors will have an exercise price equal to the fair market value of the Company's common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to Company's non-employee directors will, subject to the director’s continued service on the Board, vest monthly in equal amounts over a three-year period following the grant date. The annual stock options granted to Company's non-employee directors will, subject to the director’s continued service on the Board, vest monthly in equal amounts over a one-year period following the grant date. Each annual cash fee will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on the Board. Each member of the Board will also be entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

Accordingly, each of Ms. Bourdow and Mr. Keyes received upon her or his election to the Board an option to purchase 118,000 shares of common stock of the Company at an exercise price of $0.8224 per share.

In connection with her and his appointment, each of Ms. Bourdow and Mr. Keyes will enter into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36296) filed with the SEC on August 26, 2019. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Ms. Bourdow and Mr. Keyes for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her or him in any action or proceeding arising out of her or his service as one of the Company’s directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 26, 2020

Sesen Bio, Inc.

By:	/s/ Thomas R. Cannell, D.V.M.
Thomas R. Cannell, D.V.M.
President and Chief Executive Officer